SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25



                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K  [ ]  Form 11-K  [ ]  Form 20F  [x] Form 10-Q

[ ] Form N-SAR

        For Period Ended:  June 30, 2003
                           -------------

[ ] Transition Report on Form 10-K         [ ] Transition Report on Form 10-Q

[ ] Transition Report on Form 20-F         [ ] Transition Report on Form N-SAR

[ ] Transition Report on Form 11-K


        For the Transition Period Ended:
                                         ---------------------------------------

         READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                        ------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: IVP Technology Corporation
                         --------------------------

Former name if applicable: N/A
                           ---

Address of principal executive office (Street and number):  2275 Lakeshore
                                                            --------------
Blvd., West - Suite 401
-----------------------

City, state and zip code:  Toronto, Ontario Canada M8V 3Y3
                          --------------------------------


                                     PART II
                             RULE 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                                                     FORM 12B-25


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Due to the recent divesture of Ignition Entertainment, a delay has been experienced in preparing the quarterly statements for the period ended June 30, 2003. The Registrant respectfully requests an extension of the filing date of its Quarterly Report on Form 10-QSB for the period ended June 30, 2003.


                                     PART IV
                                OTHER INFORMATION

         1. Name and telephone number of person to contact in regard to this notification:

            Brian MacDonald             (416)           225-7578
            -------------------------------------------------------------
            (Name)                   (Area code)       (Telephone number)

         2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Registrant Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X] Yes  [ ] No

         3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [X] Yes  [ ] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The company recorded the disposition of its wholly owned subsidiary Ignition Entertainment Limited of the United Kingdom as of April 1, 2003 and there are associated accounting issues which require intensive analysis by the company and its auditors to ensure that the company has recorded the disposition in keeping with the most recent accounting and SEC standards dealing with dispositions.





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


                           IVP TECHNOLOGY CORPORATION
                           --------------------------
                  (Name of registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date:  August 14, 2003                 By:  /s/ Brian MacDonald
                                           ---------------------------
                                            Brian MacDonald, President





















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